Exhibit (a)(1)

CERTIFICATE OF TRUST

OF

NB ASSET-BASED CREDIT FUND

This Certificate of Trust of NB Asset-Based Credit Fund (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1.	Name. The name of the statutory trust is NB Asset-Based Credit Fund.

2.	Registered Office; Registered Agent. The address of the Trust’s registered office in the State of Delaware is 300 Creek View Road, Suite 209, Newark, DE 19711, New Castle County. The name and address of the registered agent of the Trust for service of process at such location is Universal Registered Agents, Inc., 300 Creek View Road, Suite 209, Newark, DE 19711, New Castle County.

3.	Investment Company. The Trust intends to become a registered investment company under the Investment Company Act of 1940, as amended, within 180 days following the first issuance of its beneficial interests.

4.	Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act, as of this 5th day of September 2024.

/s/ Corey Issing
Corey Issing, as Trustee and not individually